UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

_____________

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
__________________

Date of Report (Date of earliest event reported)  March 16, 2005

Horizon Offshore, Inc.

(Exact name of registrant as specified in its charter)

Delaware (State of incorporation)	001-16857 (Commission File Number)	76-0487309 (IRS Employer Identification No.)
2500 CityWest Boulevard, Suite 2200, Houston, Texas		77042
(Address of principal executive offices)		(Zip Code)

(713) 361-2600

(Registrant's telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

[  ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement

On March 16, 2005, we entered into a letter agreement (the "Commitment Letter") with Manchester Securities Corp. ("Manchester") pursuant to which Manchester committed to provide us with a $25 million senior secured term loan and a $40 million senior revolving line of credit. Manchester is an affiliate of Elliott Associates, L.P. and is under common management with Elliott International, L.P., each of which are holders of our 16% and 18% Subordinated Secured Notes and shares of our Series A Redeemable Participating Preferred Stock. The Commitment Letter also contemplates that Manchester and any other new lenders that participate in the proposed financing transaction and the holders of our subordinated secured notes and redeemable preferred stock, which will exchange approximately $85 million of subordinated secured notes and all of the preferred stock in the transaction, would receive equity securities in an acceptable form equal to 95% of our aggregate outstanding common stock after giving effect to the proposed transaction. A copy of the Commitment Letter is attached as an exhibit to this Current Report on Form 8-K.

Item 8.01	Other Events.

On March 17, 2005, the Company issued a press release announcing that it filed a notification of delayed filing with the Securities and Exchange Commission for its annual report on Form 10-K and providing an update regarding the proposed terms of a recapitalization and refinancing of indebtedness. A copy of that press release is attached hereto as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(c)	Exhibits:

	10.1	Letter Agreement, dated as of March 16, 2005, by and among Horizon Offshore, Inc and Manchester Securities Corp.

	99.1	Press release of Horizon Offshore, Inc. dated March 17, 2005.

SIGNATURE

            Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

HORIZON OFFSHORE, INC.
By:	/s/ David W. Sharp
David W. Sharp Executive Vice President and Chief Financial Officer

Dated:    March 17, 2005